Exhibit 23.1

CONSENT OF GUMBINER SAVETT INC., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 20, 2017, relating to the consolidated balance sheets of Pulse Biosciences, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015, and for the period from May 19, 2014 (inception) through December 31, 2014, which is incorporated by reference in the Registration Statement.

/s/ Gumbiner Savett Inc.

January 17, 2018

Santa Monica, California